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                                                                Exhibit (h) (2)
                                                                ---------------

                        ADMINISTRATIVE SERVICES AGREEMENT
         MONY SERIES FUND, INC. AND ENTERPRISE CAPITAL MANAGEMENT, INC.

         MONY Series Fund, Inc. ("Fund") and Enterprise Capital Management, Inc ("Enterprise") mutually agree to the arrangements set forth in this Agreement ("Agreement") dated as of December 1, 1999.

         WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS the Fund desires to retain Enterprise to render services to the Fund in the manner and on the terms and conditions set forth herein; and

         WHEREAS, the Fund desires that it benefit from the lower administrative expenses expected to result from the administrative services performed by Enterprise; and

         WHEREAS, Enterprise desires to be compensated for providing such administrative services to the Fund;

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

I.       SERVICES

         A.       Administrative Services
                  -----------------------

                  Enterprise shall at its own expense perform administrative services for the Fund. Such services shall include, without limitation, (i) supervising all aspects of the Fund's administrative operation, including coordinating matters relating to the custodians of securities owned by the Fund, accountants, attorneys, and other parties performing services or operational functions for the Fund, (ii) providing personnel to the Fund to perform necessary administrative functions, and (iii) providing the Fund with adequate and appropriate office space, facilities, equipment and related services necessary for the Fund's operations. Nothing contained herein shall restrict the Fund's ability to hire its own employees or to contract for services to be performed by third parties.

         B.       Reports
                  -------

                  Enterprise shall at its own expense furnish the Fund with statistical information and records concerning its investments, and with such periodic or special reports as the Fund's Board of Directors may from time to time reasonably request, or as Enterprise may deem helpful to the Fund in the administration of its Portfolios. In addition, Enterprise shall at its own

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                  expense preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records required to be maintained under such rules and regulations. Enterprise shall at its own expense furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request. All records maintained by Enterprise in connection with this Agreement shall be the property of the Fund and shall be returned to the Fund upon termination of this Agreement, free from any claims or retention of rights by Enterprise. Enterprise shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if the Fund has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

II.      ADMINISTRATION EXPENSE PAYMENTS

         A. The Fund hereby employs Enterprise to provide administrative services to the Fund subject to the supervision of the Board of Directors of the Fund. Enterprise hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein.

         B. The Fund agrees to pay to Enterprise at the annual rate of 3 basis points (.03%) of the value of the average daily net assets invested in each of the Portfolios described in Schedule A. Enterprise shall calculate the payment contemplated by Section II A. monthly and the Fund will make such payment to Enterprise, without demand or notice by Enterprise, reasonably promptly thereafter.

III.     TERM

         This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section IV hereof.

IV.      TERMINATION

         A. This Agreement will be terminated upon mutual agreement of the parties hereto in writing.

         B. Either party to this Agreement may, by notice to the other party delivered at least thirty (30) days in advance, elect to terminate this Agreement.

V.       AMENDMENT

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         This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

VI.      NOTICES

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered

         A.       to the Fund at        MONY Series Fund, Inc.
                                        1740 Broadway
                                        New York, NY 19166
                                        Attn:  Secretary

         B.       to Enterprise at      Enterprise Capital Management, Inc.
                                        3343 Peachtree Road
                                        Suite 450
                                        Atlanta, Georgia 30326
                                        Attn:  Secretary

VII.     MISCELLANEOUS

         A. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and right to enforce this agreement shall accrue to the parties and their transferees, successors and assigns.

         B. Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party. Such written consent shall not be unreasonably withheld.

         C. Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

         D. Counterparts. This Agreement may be executed in counterparts, each which shall be deemed an original but all of which shall together constitute one and the same instrument.

         E. Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law provision thereof.

         F. Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the

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                  same force and effect as if the invalid or unenforceable
                  portion had not been inserted.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MONY SERIES FUND, INC.

By:               /s/ Kenneth M. Levine
         -----------------------------------
Title:   Chairman and President

ENTERPRISE CAPITAL MANAGEMENT, INC.

By:               /s/ Victor Ugolyn
         -----------------------------------
         Chairman, President and Chief Executive Officer

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                                   Schedule A
                                   ----------

         The following portfolios of MONY Series Fund, Inc. are the "Funds" referred to in Section II A:

         MONY Series Fund, Inc. Money Market Portfolio
         MONY Series Fund, Inc. Government Securities Portfolio
         MONY Series Fund, Inc. Long Term Bond Portfolio
         MONY Series Fund, Inc. Intermediate Term Bond Portfolio
         MONY Series Fund, Inc. Diversified Portfolio
         MONY Series Fund, Inc. Equity Income Portfolio
         MONY Series Fund, Inc. Equity Growth Portfolio

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